Exhibit 4.1

ARROW ELECTRONICS, INC.
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION
as Trustee
_________________________________
3.250% Senior Notes due 2024
SECOND SUPPLEMENTAL INDENTURE
Dated as of September 8, 2017
to

INDENTURE
Dated as of June 1, 2017
_________________________________

-i-

SECOND SUPPLEMENTAL INDENTURE, dated as of September 8, 2017, between ARROW ELECTRONICS, INC., a New York corporation (hereinafter called the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (hereinafter called the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee entered into an indenture, dated as of June 1, 2017 (the “Base Indenture”), pursuant to which notes of the Company may be issued in one or more series from time to time;
WHEREAS, Section 801(7) of the Base Indenture permits the forms and terms of the Securities of any series as permitted in Sections 201 and 301 to be established in an indenture supplemental to the Base Indenture;
WHEREAS, Section 801 of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of the Securities, for the purposes stated therein;
WHEREAS, the Company and the Trustee entered into the First Supplemental Indenture dated as of June 12, 2017 pursuant to which the Company issued its 3.875% Senior Notes due 2028.
WHEREAS, the Company has requested the Trustee to join with it in the execution and delivery of this Second Supplemental Indenture dated as of September 8, 2017 (the “Second Supplemental Indenture”), in order to supplement the Base Indenture by, among other things, establishing the forms and certain terms of a series of Securities to be known as the Company’s “3.250% Senior Notes due 2024” (the “Notes”), and adding certain provisions thereof for the benefit of the Holders of the Notes;
WHEREAS, the Company has furnished the Trustee with a duly authorized and executed issuer order dated September 8, 2017 authorizing the issuance of the Notes, such issuer order sometimes referred to herein as the “Authentication Order”;
WHEREAS, all things necessary to make this Second Supplemental Indenture a valid, binding and enforceable agreement of the Company and the Trustee and a valid supplement to the Base Indenture have been done; and
NOW, THEREFORE, BY THIS SECOND SUPPLEMENTAL INDENTURE, WITNESSETH:
For and in consideration of the premises and the purchase of the Notes to be issued hereunder by Holders thereof, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Notes, as follows:

ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS OF
GENERAL APPLICATION
SECTION 1.1.    Definitions.
The Base Indenture together with this Second Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Base Indenture as supplemented and amended by this Second Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture. If a capitalized term is defined in the Base Indenture and this Second Supplemental Indenture, the definition in this Second Supplemental Indenture shall apply to the Notes.
For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(1)     the terms defined in this article have the meanings assigned to them in this article and include the plural as well as the singular;
(2)     all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;
(3)     all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP in the United States, and, except as otherwise herein expressly provided, the term “GAAP” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;
(4)     the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular article, section or other subdivision; and
(5)     all references used herein to the male gender shall include the female gender.
“Attributable Debt” with respect to any sale and lease-back transaction that is subject to Section 5.2, on any date as of which the amount thereof is to be determined, the product of (a) the net proceeds from such sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.
“Base Indenture” has the meaning set forth in the Recitals hereto.
“Change of Control” means the occurrence of any one of the following:
(a)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(b)    the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares;

(c)the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

(d)the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.
“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (i) indebtedness of the Company and its Restricted Subsidiaries incurred after the Issue Date and secured by Liens created or assumed or permitted to exist pursuant to Section 5.1(b) and (ii) Attributable Debt of the Company and its Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to Section 5.2(b).
“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from the date of its creation.

“Hedging Obligation” means, with respect to any Person, the obligations of such Person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk and (3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices, in each case, so long as such agreements or arrangements are of the type customarily entered into in connection with and for the purpose of limiting risk.

“Initial Notes” means the Company’s 3.250% Senior Notes due 2024 issued on the Issue Date.
“Interest Payment Date” with respect to any Note means March 8 and September 8 of each year, commencing March 8, 2018, provided that if such Interest Payment Date is not a Business Day, interest due on such Interest Payment Date shall be payable on the next succeeding Business Day.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by the Company.
“Issue Date” means, in respect of Initial Notes, September 8, 2017.
“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more of its Subsidiaries.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. The Company or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Maturity Date” means September 8, 2024.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Notes” has the meaning set forth in the Recitals hereto.
“Principal Property” means any manufacturing or processing plant or warehouse owned at the Issue Date or hereafter acquired by the Company or any Subsidiary of the Company which is located within the United States and the gross book value of which (including related land and improvements thereon and all machinery and equipment without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than (i) any such manufacturing or processing plant or warehouse or any portion of the same (together with the land on which it is erected and fixtures that are a part of that land) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code (or which receive similar tax treatment under any subsequent amendments thereto or any successor laws thereof or under any other similar statute of the United States), (ii) any property which in the opinion of the Company’s Board of Directors is not of material importance to the total business conducted by the Company as an entirety, or (iii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.
“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, the Company shall appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.
“Ratings Event” means rating of the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the earlier of (i) the consummation of any Change of Control and (ii) the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended for so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies); provided that a Rating Event shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.
“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and its successors.
“Second Supplemental Indenture” has the meaning set forth in the Recitals hereto.
ARTICLE TWO
SECURITIES FORMS
SECTION 2.1.    Creation of the Notes; Designations.
In accordance with Section 301 of the Base Indenture, the Company hereby creates the Notes as a series of its Notes issued pursuant to the Indenture. The Notes shall be known and designated as the “3.250% Senior Notes due September 8, 2024” of the Company.
SECTION 2.2.    Forms Generally.
The Notes and the Trustee’s certificate of authentication shall be in the forms set forth in Exhibit I attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of the Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.
The Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, as determined by the officers of the Company executing such Notes, as evidenced by their manual execution of such Notes.
ARTICLE THREE
GENERAL TERMS AND CONDITIONS OF THE NOTES
SECTION 3.1.    Title and Terms of Notes.
(a)    The aggregate principal amount of Notes which shall be authenticated and delivered on the Issue Date under the Indenture shall be $500,000,000; provided, however, that the Company from time to time, without giving notice to or seeking the consent of the Holders of the Notes, may issue additional notes (the “Additional Notes”) in any amount having the same terms as the Notes in all respects, except for the issue date, the issue price and the initial Interest Payment Date. Any such Additional Notes shall be authenticated by the Trustee upon receipt of an Authentication Order to that effect, and when so authenticated, shall constitute “Notes” for all purposes of the Indenture and shall (together with all other Notes issued under the Indenture) constitute a single series of Notes under the

Indenture; provided that if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, as determined by the Company, the Additional Notes shall have a separate CUSIP number.
(b)    The principal amount of the Notes is due and payable in full on September 8, 2024 unless earlier redeemed.
(c)    The Notes shall bear interest at the rate of 3.250% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) from the Issue Date or from the most recent Interest Payment Date on which interest has been paid or duly provided for to maturity or early redemption; and interest shall be payable semi-annually in arrears on March 8 and September 8 of each year, commencing March 8, 2018, to the Persons in whose name such Notes were registered at the close of business on the preceding February 21 or August 24, respectively.
(d)    Principal of and interest on the Notes shall be payable in accordance with Sections 307 and 901 of the Base Indenture.
(e)    Other than as provided in Article Four of this Second Supplemental Indenture, the Notes shall not be redeemable.
(f)    The Notes shall not be entitled to the benefit of any mandatory redemption or sinking fund.
(g)    The Notes shall not be convertible into any other securities.
(h)    The Company initially appoints the Trustee as Security Registrar and Paying Agent with respect to the Notes until such time as the Trustee has resigned or a successor has been appointed.
(i)    The Notes shall be issuable in the form of one or more Global Securities and the Depositary for such Global Security shall be the Depository Trust Company.
(j)    The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.
(k)    A Holder may transfer or exchange Notes only in accordance with the Indenture. Upon any transfer or exchange, the Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

ARTICLE FOUR
REDEMPTION
SECTION 4.1.    Optional Redemption.
The Notes are redeemable in whole at any time or in part from time to time, at the option of the Company, on any date prior to July 8, 2024 (the “Par Call Date”), at a Redemption Price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•
the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would have been payable in respect of such Notes, calculated as if the Stated Maturity of such Notes were the Par Call Date (not including any amount attributable to interest accrued as of the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points, plus, in each case, unpaid interest, if any, accrued thereon to, but not including, such Redemption Date. In addition, at any time on or after the Par Call Date, the Notes are redeemable in whole at any time or in part from time to time, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued thereon to, but not including, such Redemption Date.
For purposes of determining the Redemption Price, the following definitions will apply:
“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming, for this purpose, that the Notes matured on the Par Call Date).
“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means, with respect to any Redemption Date, one of the Reference Treasury Dealers appointed by the Company to act as “Independent Investment Banker”; provided, however, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer.
“Reference Treasury Dealer” means each primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) selected by the Company.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Company shall determine or cause to be determined the Redemption Price of the Notes to be redeemed on any Redemption Date prior to the Par Call Date. The Company shall provide an Officer’s Certificate to the Trustee at least two Business Days prior to the Redemption Date stating the Redemption Price applicable to the Notes on the Redemption Date.
ARTICLE FIVE

COVENANTS
Holders of the Notes shall be entitled to the benefit of all covenants in Article IX of the Base Indenture and the following additional covenants, which shall be deemed to be provisions of the Base Indenture with respect to the Notes, provided that this Article Five shall not become a part of the terms of any other series of Securities:
SECTION 5.1.    Limitations on Liens.
(a)    The Company shall not, and shall not permit any Restricted Subsidiary to, create or incur any Lien that secures indebtedness for borrowed money (including guarantees of indebtedness for borrowed money) on any shares of capital stock of a Restricted Subsidiary or any Principal Property of the Company or a Restricted Subsidiary, whether such shares of capital stock of a Restricted Subsidiary or Principal Property are owned at the Issue Date or acquired thereafter, unless the Company secures, or causes such Restricted Subsidiary to secure the Outstanding Notes equally and ratably with (or at the Company’s option, prior to) all indebtedness secured by such Lien; provided, that any Lien created for the benefit of the Holders of the Notes pursuant to this Section 5.1(a) shall be automatically and unconditionally released and discharged upon release and discharge of such Lien securing indebtedness for borrowed money that resulted in the Lien on the Outstanding Notes; provided, however, that this Section 5.1 shall not apply in the case of:
(i)    the creation of any Lien on any shares of capital stock of a Subsidiary or any Principal Property acquired after the Issue Date (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with such acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any Lien upon any shares of capital stock of a Subsidiary or any Principal Property acquired after the Issue Date existing at the time of such acquisition, or the acquisition of any shares of capital stock of a Subsidiary or any Principal Property subject to any Lien without the assumption thereof, provided that every such Lien referred to in this clause (i) shall attach only to the shares of capital stock of a Subsidiary or any Principal Property so acquired and fixed improvements on that Principal Property;
(ii)    any Lien on any shares of capital stock of a Subsidiary or any Principal Property existing on the Issue Date;
(iii)    any Lien on any shares of capital stock of a Subsidiary or any Principal Property in favor of the Company or any Restricted Subsidiary;
(iv)    any Lien on any Principal Property being constructed or improved securing indebtedness to finance the construction or improvements of that property;

(v)    Liens on current assets of the Company to secure indebtedness to the Company that mature within twelve months from the creation thereof and that are made in the ordinary course of business;
(vi)    Liens securing Hedging Obligations;
(vii)    Liens resulting from the deposit of funds or evidences of indebtedness in trust for the purpose of defeasing indebtedness of the Company or a Restricted Subsidiary; and
(viii)    any renewal of, refinancing of or substitution for any Lien, permitted by any of the preceding clauses (i) through (vii), provided, in the case of a Lien permitted under clause (i), (ii) or (iv), the indebtedness secured is not increased more than such amount necessary to pay the fees and expenses, including premiums, related to such renewal, refinancing or substitution nor the Lien extended to any additional assets.
(b)    Notwithstanding the provisions of paragraph (a) of this Section 5.1, the Company or any Restricted Subsidiary may create or assume Liens in addition to those permitted by paragraph (a) of this Section, and renew, extend or replace such Liens, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

SECTION 5.2.    Limitations on Sale and Lease-Back Transactions.
(a)    The Company shall not and shall not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such Principal Property by the lessee shall be discontinued; provided that, notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period, if either:
(i)    the Company or such applicable Restricted Subsidiary would be entitled, pursuant to the provisions of Section 5.1(a), to create a Lien on the Principal Property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the Outstanding Notes; or
(ii)    the Company causes an amount equal to the fair value (as determined by Board Resolution of the Company) of such Principal Property to be applied (1) to the purchase of other property that shall constitute Principal Property or (2) to the retirement, within 120 days after receipt of such proceeds of Funded Debt incurred or assumed by the Company or a Restricted Subsidiary (including the Notes); provided, further, that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or debt securities evidencing Funded Debt of the Company (which may include the Notes) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not yet tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debentures or debt securities, and an Officer’s Certificate (which shall be delivered to the Trustee) stating that the Company elects to deliver or cause to be delivered such debentures or debt securities in lieu of retiring Funded Debt of the Company or a Restricted Subsidiary. If the Company delivers debentures or debt securities to the applicable trustee and the Company shall duly deliver such Officer’s Certificate, the amount of cash that the Company shall be required to apply to the retirement of Funded Debt under this Section 5.2(a) shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or debt securities so delivered, or, if there are no such redemption prices, the principal amount of such debentures or debt securities. If the applicable debentures or debt securities provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or debt securities that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or debt securities were issued.
(b)    Notwithstanding the provisions of paragraph (a) of this Section 5.2, the Company or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by paragraph (a) of this Section 5.2 without any obligation to retire any outstanding debt securities or other Funded Debt, provided that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.
SECTION 5.3.    Change of Control.
(a)    If a Change of Control Triggering Event occurs, then, unless the Company has exercised its right to redeem the Notes pursuant to Sections 4.1 and 5.3(b), the Company shall be required to make an offer to each Holder of Notes to purchase (at the Holder’s option) all or any part (equal to a minimum amount of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any Notes that remain outstanding shall have a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.
(b)    Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that the Company has exercised its right to redeem the Notes pursuant to Section 4.1, the Company shall mail a notice (a “Change of Control Offer”) to each Holder of the Notes with a copy to the Trustee describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase Notes on the date specified in the notice, which date shall be no earlier than 15 days nor later than 60 days from the date such notice is delivered (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date specified in the notice.
(c)    On each Change of Control Payment Date, the Company shall, to the extent lawful:
(i)accept for payment all Notes or portions of the Notes properly tendered pursuant to the applicable Change of Control Offer;
(ii)    deposit with the Paying Agent an amount equal to the change of control payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and

(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.
(d)    The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms in this Section 5.3, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached the Company’s obligations by virtue thereof.
(e)    Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” attached hereto completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.
(f)    The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not purchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.
(g)    If Holders of not less than 90% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, as described in this Section 5.3, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company shall have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 15 days following such purchase pursuant to the Change of Control Offer described in this Section 5.3, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date).
SECTION 5.4.    Merger, Consolidation and Sale of Assets.
(a)    The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any Person to merge with or into the Company unless:
(i)    either (A) the Company shall be the continuing Person or (B) the Person formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof (or, any entity not organized under such laws which agrees (I) to subject itself to the jurisdiction of the United States district court for the Southern District of New York, and (II) to indemnify and hold harmless the Holders of all Notes against (y) any tax, assessment or governmental charge imposed on such Holders by a jurisdiction other than the United States or any political subdivision or taxing authority thereof or therein with respect to, and withheld on the making of, any payment of principal of or interest on such Notes and which would not have been so imposed and withheld had such consolidation, merger, sale or conveyance not been made and (z) any tax, assessment or governmental charge imposed on or relating to, and any costs or expenses involved in, such consolidation, merger, sale or conveyance) and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company under this Indenture and the Notes;
(ii)    immediately after giving effect to such transaction, no Default or Event of Default under the Indenture shall have occurred and be continuing; and
(iii)    an Officer’s Certificate and an Opinion of Counsel as to the matters set forth in the preceding clauses (i) and (ii) shall have been delivered to the Trustee.
(b)    The preceding paragraph (a) of this Section 5.4 shall not apply to:
(i)    the merger or consolidation of the Company with an Affiliate, if the Board of Directors determines in good faith that the purpose of such transaction is principally to change the Company’s state of incorporation or to convert the Company’s form of organization to another form of organization; or
(ii)    the merger or consolidation of the Company with or into a single direct or indirect wholly-owned Subsidiary pursuant to Section 905 (or any successor provision) of the Business Corporation Law of the State of New York.
(c)    Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Company in accordance with this Section 5.4, if there is a successor, such successor shall succeed to, and be substituted for the Company and may exercise every right and power under the Indenture with the same effect as if such successor had been named in place of the Company in the Indenture, and the Company shall (except in the case of a lease of all or substantially all of property and assets of the Company) be discharged from all obligations and covenants under the Indenture and the Notes.
SECTION 5.5.    Reports.
The Company covenants to file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents, and other reports which the Company may he required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. Delivery of such reports, information and documents to the Trustee is for informational purposes only, with the Trustee having no duty or obligation to review such reports, information and documents, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

ARTICLE SIX

MISCELLANEOUS
SECTION 6.1.    Effect of Second Supplemental Indenture.
(a)    This Second Supplemental Indenture is a supplemental indenture within the meaning of Section 801 of the Base Indenture, and the Base Indenture shall be read together with this Second Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Base Indenture and this Second Supplemental Indenture were contained in the same instrument.
(b)    In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this Second Supplemental Indenture.
SECTION 6.2.    Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 6.3.    Successors and Assigns.
All covenants and agreements in this Second Supplemental Indenture by the Company, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.
SECTION 6.4.    Severability Clause.
In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 6.5.    Benefits of Second Supplemental Indenture.
Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.
SECTION 6.6.    Conflict.
In the event that there is a conflict or inconsistency between the Base Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Base Indenture, in either case, which is required or deemed to be included in this Second Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.
SECTION 6.7.    Governing Law.
THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT

WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE OR THE NOTES.
SECTION 6.8.    Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed on the date and year first written above.
ARROW ELECTRONICS, INC.
By: /s/ Chris Stansbury
Name: Chris Stansbury
Title: Senior Vice President and
Chief Financial Officer

[Signature page to Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By: /s/ Leland Hansen
Name: Leland Hansen
Title: Vice President

[Signature page to Second Supplemental Indenture]

EXHIBIT I
FORM OF GLOBAL NOTE
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

ARROW ELECTRONICS, INC.

3.250% Senior Note Due September 8, 2024

No. ___	$[_________]
ARROW ELECTRONICS, INC., a New York corporation (the “Company”), promises to pay to Cede & Co. or its registered assigns, the principal sum of [_____] in U.S. Dollars on September 8, 2024.
Interest Payment Dates:    March 8 and September 8
Record Dates:    February 21 and August 24
Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
ARROW ELECTRONICS, INC.
By
Name:     [●]

Title:	[●]

[Authentication Page to Follow]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes designated therein referred to in the within-mentioned Indenture.

Dated:	U.S. BANK NATIONAL ASSOCIATION, As Trustee
By
Authorized Signatory

FORM OF REVERSE SIDE OF NOTE
3.250% Senior Note Due September 8, 2024
1.    INTEREST
ARROW ELECTRONICS, INC., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.
The Company shall pay interest semi-annually in arrears on March 8 and September 8 of each year commencing on March 8, 2018. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 8, 2017,1 with respect to this Note. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
2.    METHOD OF PAYMENT
The Company shall pay interest (except defaulted interest) on the Notes to the Persons who are registered Holders of Notes at the close of business on the February 21 and August 24 immediately preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, all payments in respect of this Note (including principal, premium, if any, and interest) must be made by wire transfer of immediately available funds to the accounts specified by the Holder hereof.
3.    PAYING AGENT AND SECURITY REGISTRAR
Initially, U.S. BANK NATIONAL ASSOCIATION (the “Trustee”) shall act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent or Security Registrar without notice to the Holders. The Company or any domestically organized Subsidiary may act as Paying Agent or Security Registrar.
4.    INDENTURE
The Company issued the Notes under an indenture dated as of June 1, 2017 (the “Base Indenture”), as amended by the Second Supplemental Indenture dated as of September 8, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.
1 With respect to Initial Notes issued on the Closing Date.

The Notes are unsecured senior obligations of the Company. Subject to the conditions set forth in the Indenture, the Company may issue Additional Notes in an unlimited principal amount. This Note is one of the Notes referred to in the Indenture. The Notes include the Initial Notes and the Additional Notes. The Initial Notes and the Additional Notes are treated as a single class of Notes under the Indenture.
5.    OPTIONAL REDEMPTION
The Notes are redeemable in whole at any time or in part from time to time, at the option of the Company, on any date prior to July 8, 2024 (the “Par Call Date”), at a Redemption Price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•
the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would have been payable in respect of such Notes, calculated as if the stated maturity of such Notes were the Par Call Date (not including any amount attributable to interest accrued as of the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points, plus, in each case, unpaid interest, if any, accrued thereon to, but not including, such Redemption Date. In addition, at any time on or after the Par Call Date, the Notes are redeemable in whole at any time or in part from time to time, at the option of the Company, at a Redemption Price of 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued thereon to, but not including, such Redemption Date.
6.    NOTICES OF REDEMPTION
Notices of redemption shall be delivered at least 15 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address all in accordance with the Indenture. Any notice to Holders of Notes of a redemption shall state, among other things, the redemption price (or how the redemption price shall be calculated if not a fixed amount or subject to change) and date. A notice of redemption may provide that the optional redemption described in such notice is conditioned upon the occurrence of certain events before the Redemption Date. Such notice of conditional redemption shall be of no effect unless all such conditions to the redemption have occurred before the Redemption Date or have been waived the Company. If any of such events fail to occur and are not waived by the Company, the Company shall be under no obligation to redeem the Notes or pay the Holders any redemption proceeds and the Company’s failure to redeem the Notes shall not be considered a default or an Event of Default. If less than all of the Notes are to be redeemed at any time (other than pursuant to paragraph 5 above) the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the Outstanding Notes not previously called for redemption, consistent with the procedures of DTC. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

7.    CHANGE OF CONTROL
If a Change of Control Triggering Event occurs, then, unless the Company has exercised its right to redeem the Notes as described in paragraph 5 above, the Company shall be required to make an offer to each Holder of Notes to purchase (at the Holder’s option) all or any part (equal to a minimum amount of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any Notes that remain outstanding shall have a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.
Any Change of Control Offer shall be made in accordance with the terms specified in the Indenture.
8.    DENOMINATIONS; TRANSFER; EXCHANGE
The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate transfer documents and to pay any taxes required by law or permitted by the Indenture. The Security Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 calendar days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.
9.    PERSONS DEEMED OWNERS
The registered Holder of this Note may be treated as the owner of it for all purposes.
10.    UNCLAIMED MONEY
If money for the payment of principal or interest remains unclaimed for two years, the Paying Agent shall pay the money back to the Company at its request, or if then held by the Company or a domestic Subsidiary, shall be discharged from such trust (unless an abandoned property law designates another Person for payment thereof). After any such payment, Holders entitled to the money must look only to the Company for payment thereof, and all liability of the Paying Agent with respect to such money, and all liability of the Company or such permitted Subsidiary as trustee thereof, shall thereupon cease.

11.    DISCHARGE AND DEFEASANCE
Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Indenture with respect to the Notes if, among other things, the Company deposits with the Trustee funds for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
12.    AMENDMENT; WAIVER
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions, with certain exceptions as therein provided, permitting the Holders of a majority in principal amount of the Notes at the time outstanding, on behalf of the Holders of all such Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. The Indenture also permits certain other amendments, modifications or waivers thereof only with the consent of all affected Holders of the Notes, while certain other amendments or modifications may be made without the consent of any Holders of Notes. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. The right of any Holder of a Note (or such Holder’s duly designated proxy) to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of Notes as of a date set by the Company and identified by the Trustee in a notice furnished to Holders of the Notes in accordance with the terms of the Indenture.
13.    DEFAULTS AND REMEDIES
Events of Default are set forth in the Indenture. If an Event of Default shall have occurred and be continuing, the Trustee or the Holders of at least 25% in principal amount of Outstanding Notes may declare the principal of, premium, if any, and accrued interest on all the Notes to be due and payable by notice in writing to the Company and, if given by the Holders, to the Trustee, specifying the respective Events of Default, and the same shall become immediately due and payable.
Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal, premium, if any, or interest) if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interest of the Holders.

14.    TRUSTEE DEALINGS WITH THE COMPANY
Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
15.    NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS
No past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company or any successor corporation or any of the Company’s affiliates shall have any personal liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of his, her or its status as such director, officer, employee, stockholder or incorporator. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.
16.    GOVERNING LAW
THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
17.    AUTHENTICATION
This Note endorsed hereon shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
18.    ABBREVIATIONS
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
19.    CUSIP NUMBERS
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:
ARROW ELECTRONICS, INC.
9201 East Dry Creek Road, Centennial, Colorado 80112
Attention of Secretary

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint ___________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date: ________________ Your Signature: _____________________
Signature Guarantee:
(Signature must be guaranteed by a participant in a
recognized signature guarantee medallion program)

Sign exactly as your name appears on the other side of this Note.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian